HSN, Inc. Names Greg Henchel

Executive Vice President, General Counsel and Secretary

ST. PETERSBURG, FLORIDA; February 9, 2010 - HSN, Inc., a leading interactive multichannel retailer and parent company of HSN and Cornerstone Brands, today announced that Greg Henchel will join the company as Executive Vice President, General Counsel and Secretary, effective February 15th. Henchel will manage the company's corporate legal strategy and oversee the legal department, reporting directly to HSN, Inc. CEO Mindy Grossman.

"Greg's appointment underscores our company's commitment to ensuring that our ongoing innovations and new corporate partnerships are supported by a robust infrastructure and seasoned executive team," said Mindy Grossman, CEO of HSN, Inc. "With over 15 years of broad legal experience, counseling diverse service, manufacturing and retail businesses and a long history of success in helping public companies grow, Greg brings the skill set required to strengthen our legal team and oversee all legal matters for the company."

Henchel joins HSN, Inc. from Tween Brands, Inc. (TWB), where he served as Senior Vice President and General Counsel from 2005 through the beginning of 2010. Mr. Henchel also served as Secretary of Tween Brands, Inc., from 2008 through 2010. While at TWB, he managed all non-real estate legal matters related to the $1 billion public retailer, including litigation, securities regulation, employment, corporate governance and intellectual property. Previously, Henchel served as the Assistant General Counsel for Cardinal Health and as a litigation associate at Jones Day.

Henchel received his law degree from the University of Michigan Law School in 1993, where he graduated Cum Laude, and his Bachelor of Arts from the University of Michigan in 1989. He is a member of the Bar of the States of Ohio and Illinois.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 93 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked e-commerce site that offers a differentiated e-commerce experience by leveraging content, community and commerce.  In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as Shop by Remote, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and Video on Demand. Cornerstone comprises leading home and apparel lifestyle brands, including Ballard Designs, Frontgate, Garnet Hill, Improvements, Smith+Noble, The Territory Ahead and TravelSmith. Cornerstone distributes more than 200 million catalogs annually, operates seven separate e-commerce sites and operates 25 retail stores.

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